Exhibit 99.1

MYR Group Inc. Announces Second-Quarter and First-Half 2018 Results

Rolling Meadows, Ill., August 1, 2018 – MYR Group Inc. (“MYR”) (NASDAQ: MYRG), a holding company of leading specialty contractors serving the electric utility infrastructure, commercial and industrial construction markets in the United States and western Canada, today announced its second-quarter and first-half 2018 financial results.

Highlights

•	Second quarter revenues of $339.7 million
•	Second quarter net income of $6.8 million
•	Backlog of $1.01 billion, an all-time high
•	Acquired the Huen Companies on July 2, 2018 for approximately $47.1 million

Management Comments

Rick Swartz, MYR’s President and CEO, said “Our second-quarter 2018 financial results included increases in gross profit, earnings per share, net income and EBITDA as compared to the second quarter of 2017. Our backlog in the second quarter reached a new record high of $1.01 billion consisting of short and long-term projects in both our T&D and C&I segments. As we continue to expect future strength in both markets, we believe our strong position and active bidding climates should continue to support efficiencies in our operations and drive further growth.” Mr. Swartz added, “On July 2nd we completed the acquisition of the Huen Companies which will expand our C&I services and geographic reach for delivering cost effective solutions to both new and existing customers. I am pleased to welcome these strong performing companies to the MYR Group.”

Second Quarter Results

MYR reported second-quarter 2018 revenues of $339.7 million, a decrease of $16.5 million, or 4.6 percent, compared to the second quarter of 2017. Specifically, the T&D segment reported revenues of $196.9 million, a decrease of $42.9 million, or 17.9 percent, from the second quarter of 2017, primarily due to lower revenue from large transmission projects. The C&I segment reported second-quarter 2018 revenues of $142.8 million, an increase of $26.4 million, or 22.6 percent, from the second quarter of 2017, primarily due to increased spending from new and existing customers and increased volume at certain organic expansion locations.

Consolidated gross profit increased to $38.6 million in the second quarter of 2018, compared to $27.5 million in the second quarter of 2017. The increase in gross profit was primarily due to increased margins. Gross margin increased to 11.4 percent for the second quarter of 2018 from 7.7 percent for the second quarter of 2017. The increase in gross margin was largely due to improvements in efficiency compared to the second quarter of 2017, which was significantly impacted by write-downs on three projects, and also to a favorable claim settlement during the second quarter of 2018. These margin improvements were partially offset by a write-down on a project due to inclement weather, lower productivity and ongoing negotiations relating to a contract termination. Changes in estimates of gross profit on certain projects, including those discussed above, resulted in a gross margin increase of 0.1 percent for the second quarter of 2018. Gross margin decreased 2.1 percent due to changes in estimates of gross profit on certain projects for the second quarter of 2017.

Selling, general and administrative expenses (“SG&A”) increased to $29.2 million in the second quarter of 2018, compared to $25.0 million in the second quarter of 2017. The period-over-period increase was primarily due to higher bonus and profit sharing costs. As a percentage of revenues, SG&A increased to 8.6 percent for the second quarter of 2018 from 7.0 percent for the second quarter of 2017.

Income tax expense was $2.8 million for the second quarter of 2018, with an effective tax rate of 28.8 percent, compared to a provision of $2.5 million for the second quarter of 2017, with an effective tax rate of 67.3 percent. The effective tax rate for the second quarter of 2018 benefited from the enactment of the United States Tax Cuts and Jobs Act in 2017. Our inability to utilize losses experienced in certain Canadian operations negatively impacted the effective tax rate in the second quarter of both 2018 and 2017.

For the second quarter of 2018, net income was $6.8 million, or $0.41 per diluted share, compared to $1.2 million, or $0.07 per diluted share, for the same period of 2017. Second-quarter 2018 EBITDA, a non-GAAP financial measure, was $19.8 million, or 5.8 percent of revenues, compared to $14.1 million, or 3.9 percent of revenues, in the second quarter of 2017.

First-Half Results

MYR reported first-half 2018 revenues of $685.3 million, an increase of $29.0 million, or 4.4 percent, compared to first-half 2017. Specifically, the T&D segment reported revenues of $413.3 million, a decrease of $22.2 million, or 5.1 percent, from the first half of 2017, due primarily to lower revenue from large transmission projects partially offset by an increase in distribution revenues. The C&I segment reported first-half 2018 revenues of $272.0 million, an increase of $51.2 million, or 23.2 percent, from first-half 2017, due primarily to increased spending from new and existing customers and increased volume at certain organic expansion locations.

Consolidated gross profit increased to $74.4 million in the first half of 2018, compared to $53.3 million in the first half of 2017. The increase in gross profit was primarily due to higher revenues and increased margins. Gross margin increased to 10.9 percent for the first half of 2018 from 8.1 percent for the first half of 2017. The increase in gross margin was largely due to improvements in efficiency compared to the first half of 2017, which was significantly impacted by write-downs on three projects, and also to a favorable claim settlement during the second quarter of 2018. These margin improvements were partially offset by a write-down on a project due to inclement weather, lower productivity and ongoing negotiations relating to a contract termination. Changes in estimates of gross profit on certain projects, including those discussed above, resulted in a gross margin increase of 0.1 percent for the first half of 2018. Gross margin decreased 1.0 percent due to changes in estimates of gross profit on certain projects for the first half of 2017.

SG&A increased to $57.4 million in the first half of 2018, compared to $50.8 million in the first half of 2017. The year-over-year increase was primarily due to higher bonus and profit sharing costs. As a percentage of revenues, SG&A increased to 8.4 percent for the first half of 2018 from 7.7 percent for the first half of 2017.

Other income was $0.3 million for the first half of 2018 compared to $1.6 million in the first half of 2017. The change was primarily attributable to contingent consideration related to margin guarantees on certain contracts associated with the acquisition of Western Pacific Enterprises Ltd. recognized in the first half of 2017.

The income tax provision was $5.1 million for the first half of 2018, with an effective tax rate of 28.8 percent, compared to a provision of $2.2 million for the first half of 2017, with an effective tax rate of 47.2 percent. The decrease in the tax rate in the first half of 2018 was primarily caused by the enactment of the United States Tax Cuts and Jobs Act in 2017. Our inability to utilize losses experienced in certain Canadian operations negatively impacted the effective tax rate in the first half of both 2018 and 2017. The tax rate in the first half of 2017 benefited from excess tax benefits pertaining to the vesting of stock awards and the exercise of stock options.

For the first half of 2018, net income was $12.5 million, or $0.75 per diluted share, compared to $2.4 million, or $0.15 per diluted share, for the same period of 2017. First-half 2018 EBITDA, a non-GAAP financial measure, was $37.9 million, or 5.5 percent of revenues, compared to $25.2 million, or 3.8 percent of revenues, in the first half of 2017.

Acquisition of the Huen Companies

On July 2, 2018, the Company completed the acquisition of substantially all of the assets of Huen Electric, Inc., Huen Electric New Jersey Inc. and Huen New York, Inc. (collectively, the “Huen Companies”). The Huen Companies are leading electrical construction firms with offices in Illinois, New Jersey and New York. The transaction closed on July 2, 2018 and was valued at approximately $47.1 million, subject to working capital and net asset adjustments. Additionally, there could also be contingent payments based on the successful achievement of certain performance targets.

Share Repurchase Program

MYR’s current share repurchase program will expire on August 15, 2018. On July 26, 2018, the Board of Directors approved a new $20 million share repurchase program that will begin when our current program expires. The new share repurchase program will continue in effect through August 15, 2019 or until the authorized funds are exhausted.

Backlog

As of June 30, 2018, MYR's backlog was $1.013 billion, which represented an increase of $54.9 million, or 5.7 percent, compared to March 31, 2018. Specifically, in the same period, T&D backlog increased $48.6 million, or 11.2 percent, to $482.9 million, while C&I backlog increased $6.3 million, or 1.2 percent, to $530.5. Total backlog at June 30, 2018 increased $380.9 million, or 60.2 percent, from the $632.5 million reported at June 30, 2017.

Balance Sheet

As of June 30, 2018, MYR had $171.5 million of borrowing availability under its credit facility.

Non-GAAP Financial Measures

To supplement MYR’s financial statements presented in accordance with generally accepted accounting principles in the United States (“GAAP”), MYR uses certain non-GAAP measures. Reconciliation to the nearest GAAP measures of all non-GAAP measures included in this press release can be found at the end of this release. MYR’s definitions of these non-GAAP measures may differ from similarly titled measures used by others. These non-GAAP measures should be considered supplemental to, and not a substitute for, financial information prepared in accordance with GAAP.

MYR believes that these non-GAAP measures are useful because they (i) provide both management and investors meaningful supplemental information regarding financial performance by excluding certain expenses and benefits that may not be indicative of recurring core business operating results, (ii) permit investors to view MYR’s performance using the same tools that management uses to evaluate MYR’s past performance, reportable business segments and prospects for future performance, (iii) publicly disclose results that are relevant to financial covenants included in MYR’s credit facility and (iv) otherwise provide supplemental information that may be useful to investors in evaluating MYR.

Conference Call

MYR will host a conference call to discuss its second-quarter 2018 results on Thursday, August 2, 2018, at 9:00 a.m. Central time. To participate in the conference call via telephone, please dial (877) 561-2750 (domestic) or (763) 416-8565 (international) at least five minutes prior to the start of the event. A replay of the conference call will be available through Thursday, August 9, 2018, at 11:59 p.m. Eastern time, by dialing (855) 859-2056 or (404) 537-3406, and entering conference ID 6167708. MYR will also broadcast the conference call live via the internet. Interested parties may access the webcast through the Investor Relations section of MYR's website at www.myrgroup.com. Please access the website at least 15 minutes prior to the start of the call to register, download and install any necessary audio software. The webcast will be available until Thursday, August 9, 2018, at 11:59 P.M. Eastern time.

About MYR

MYR is a holding company of leading specialty contractors serving the electric utility infrastructure, commercial and industrial construction markets throughout the United States and western Canada who have the experience and expertise to complete electrical installations of any type and size. Their comprehensive services on electric transmission and distribution networks and substation facilities include design, engineering, procurement, construction, upgrade, maintenance and repair services. Transmission and distribution customers include investor-owned utilities, cooperatives, private developers, government-funded utilities, independent power producers, independent transmission companies, industrial facility owners and other contractors. Commercial and industrial electrical contracting services are provided to general contractors, commercial and industrial facility owners, local governments and developers generally throughout the western and northeastern United States and western Canada. For more information, visit myrgroup.com.

Forward-Looking Statements

Various statements in this announcement, including those that express a belief, expectation, or intention, as well as those that are not statements of historical fact, are forward-looking statements. The forward-looking statements may include projections and estimates concerning the timing and success of specific projects and our future production, revenue, income, capital spending, segment improvements and investments. Forward-looking statements are generally accompanied by words such as “anticipate,” “believe,” “encouraged,” “estimate,” “expect,” “intend,” “likely,” “may,” “objective,” “outlook,” “plan,” “possible,” “potential,” “project,” “remain confident,” “should” “unlikely,” or other words that convey the uncertainty of future events or outcomes. The forward-looking statements in this announcement speak only as of the date of this announcement; we disclaim any obligation to update these statements (unless required by securities laws), and we caution you not to rely on them unduly. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. No forward-looking statement can be guaranteed and actual results may differ materially from those projected. Forward-looking statements in this announcement should be evaluated together with the many uncertainties that affect MYR's business, particularly those mentioned in the risk factors and cautionary statements in Item 1A of MYR's Annual Report on Form 10-K for the fiscal year ended December 31, 2017, and in any risk factors or cautionary statements contained in MYR's subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K.

MYR Group Inc. Contact:

Betty R. Johnson, Chief Financial Officer, 847-290-1891, investorinfo@myrgroup.com

Investor Contact:

Steve Carr, Dresner Corporate Services, 312-780-7211, scarr@dresnerco.com

Financial tables follow…

MYR GROUP INC.

Consolidated Balance Sheets

As of June 30, 2018 and December 31, 2017

	June 30,	December 31,
(In thousands, except share and per share data)	2018	2017
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$4,203	$5,343
Accounts receivable, net of allowances of $568 and $605, respectively	280,018	283,008
Costs and estimated earnings in excess of billings on uncompleted contracts	87,356	78,260
Current portion of receivable for insurance claims in excess of deductibles	4,380	4,221
Refundable income taxes, net	—	391
Other current assets	7,565	8,513
Total current assets	383,522	379,736
Property and equipment, net of accumulated depreciation of $242,985 and $231,391, respectively	155,571	148,084
Goodwill	46,984	46,994
Intangible assets, net of accumulated amortization of $5,423 and $5,183, respectively	10,592	10,852
Receivable for insurance claims in excess of deductibles	14,466	14,295
Investment in joint ventures	908	168
Other assets	3,551	3,659
Total assets	$615,594	$603,788

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current portion of capital lease obligations	$1,102	$1,086
Accounts payable	98,804	110,383
Billings in excess of costs and estimated earnings on uncompleted contracts	48,407	28,919
Current portion of accrued self-insurance	13,016	13,138
Income taxes payable, net	1,857	—
Other current liabilities	43,536	35,038
Total current liabilities	206,722	188,564
Deferred income tax liabilities	13,818	13,452
Long-term debt	57,804	78,960
Accrued self-insurance	32,093	32,225
Capital lease obligations, net of current maturities	2,068	2,629
Other liabilities	464	919
Total liabilities	312,969	316,749
Commitments and contingencies
Stockholders’ equity:
Preferred stock—$0.01 par value per share; 4,000,000 authorized shares;
none issued and outstanding at June 30, 2018 and December 31, 2017	—	—
Common stock—$0.01 par value per share; 100,000,000 authorized shares;
16,565,333 and 16,464,757 shares issued and outstanding at June 30, 2018 and December 31, 2017, respectively	165	163
Additional paid-in capital	146,610	143,934
Accumulated other comprehensive loss	(300)	(299)
Retained earnings	156,150	143,241
Total stockholders’ equity	302,625	287,039
Total liabilities and stockholders’ equity	$615,594	$603,788

MYR GROUP INC.

Unaudited Consolidated Statements of Operations and Comprehensive Income

Three and Six Months Ended June 30, 2018 and 2017

	Three months ended June 30,		Six months ended June 30,
(In thousands, except per share data)	2018	2017	2018	2017

Contract revenues	$339,676	$356,185	$685,287	$656,314
Contract costs	301,046	328,668	610,904	603,057
Gross profit	38,630	27,517	74,383	53,257
Selling, general and administrative expenses	29,168	25,024	57,448	50,803
Amortization of intangible assets	119	210	236	398
Gain on sale of property and equipment	(1,014)	(1,319)	(2,065)	(2,026)
Income from operations	10,357	3,602	18,764	4,082
Other income (expense)
Interest income	—	3	—	4
Interest expense	(783)	(594)	(1,504)	(1,108)
Other, net	25	751	274	1,625
Income before provision for income taxes	9,599	3,762	17,534	4,603
Income tax expense	2,764	2,532	5,055	2,173
Net income	$6,835	$1,230	$12,479	$2,430
Income per common share:
—Basic	$0.42	$0.08	$0.76	$0.15
—Diluted	$0.41	$0.07	$0.75	$0.15
Weighted average number of common shares and potential common shares outstanding:
—Basic	16,455	16,312	16,388	16,237
—Diluted	16,592	16,503	16,555	16,476

Net income	$6,835	$1,230	$12,479	$2,430
Other comprehensive income (loss):
Foreign currency translation adjustment	16	59	(1)	10
Other comprehensive income (loss)	16	59	(1)	10
Total comprehensive income	$6,851	$1,289	$12,478	$2,440

MYR GROUP INC.

Unaudited Consolidated Statements of Cash Flows

Six Months Ended June 30, 2018 and 2017

	Six months ended June 30,
(In thousands)	2018	2017

Cash flows from operating activities:
Net income	$12,479	$2,430
Adjustments to reconcile net income to net cash flows provided by operating activities:
Depreciation and amortization of property and equipment	18,590	19,055
Amortization of intangible assets	236	398
Stock-based compensation expense	1,478	2,560
Deferred income taxes	323	(209)
Gain on sale of property and equipment	(2,065)	(2,026)
Other non-cash items	354	(289)
Changes in operating assets and liabilities
Accounts receivable, net	1,950	13,346
Costs and estimated earnings in excess of billings on uncompleted contracts	(9,350)	(22,707)
Receivable for insurance claims in excess of deductibles	(330)	(99)
Other assets	2,144	(626)
Accounts payable	(9,845)	15,357
Billings in excess of costs and estimated earnings on uncompleted contracts	19,564	(445)
Accrued self insurance	(239)	2,745
Other liabilities	9,977	(10,310)
Net cash flows provided by operating activities	45,266	19,180
Cash flows from investing activities:
Proceeds from sale of property and equipment	2,426	2,466
Purchases of property and equipment	(28,019)	(20,598)
Net cash flows used in investing activities	(25,593)	(18,132)
Cash flows from financing activities:
Net repayments under revolving lines of credit	(21,156)	(14,193)
Payment of principal obligations under capital leases	(545)	(516)
Proceeds from exercise of stock options	1,887	1,134
Repurchase of common shares	(951)	(2,208)
Other financing activities	10	28
Net cash flows used in financing activities	(20,755)	(15,755)
Effect of exchange rate changes on cash	(58)	887
Net decrease in cash and cash equivalents	(1,140)	(13,820)
Cash and cash equivalents:
Beginning of period	5,343	23,846
End of period	$4,203	$10,026

MYR GROUP INC.

Unaudited Consolidated Selected Data and Net Income Per Share

Three and Twelve Months Ended June 30, 2018 and 2017

	Three months ended		Last twelve months ended
	June 30,		June 30,
(in thousands, except share and per share data)	2018	2017	2018		2017

Summary Statement of Operations Data:
Contract revenues	$339,676	$356,185	$1,432,290		$1,283,233
Gross profit	$38,630	$27,517	$146,130		$129,264
Income from operations	$10,357	$3,602	$44,240		$30,387
Income before provision for income taxes	$9,599	$3,762	$37,571		$30,863
Income Tax Expense	$2,764	$2,532	$6,368		$14,489
Net income	$6,835	$1,230	$31,203		$16,374
Tax rate	28.8%	67.3%	16.9%		46.9%

Per Share Data:
Income per common share:
- Basic	$0.42	$0.08	$1.92	(1)	$1.03	(1)
- Diluted	$0.41	$0.07	$1.88	(1)	$1.00	(1)
Weighted average number of common shares and potential common shares outstanding :
- Basic	16,455	16,312	16,348	(2)	16,063	(2)
- Diluted	16,592	16,503	16,529	(2)	16,369	(2)

	June 30,	December 31,	June 30,	June 30,
(in thousands)	2018	2017	2017	2016

Summary Balance Sheet Data:
Total assets	$615,594	$603,788	$569,857	$471,675
Total stockholders' equity (book value)	$302,625	$287,039	$267,128	$245,687
Goodwill and intangible assets	$57,576	$57,846	$57,971	$57,986
Total funded debt	$57,804	$78,960	$44,878	$20,000

	Last twelve months ended
	June 30,
	2018	2017
Financial Performance Measures (3):
Reconciliation of Non-GAAP measures:
Net income	$31,203	$16,374
Interest expense, net	2,999	1,978
Tax impact of interest	(507)	(928)
EBIT, net of taxes (4)	$33,695	$17,424

 See notes at the end of this earnings release.

MYR GROUP INC.

Unaudited Performance Measures and Reconciliation of Non-GAAP Measures

Three and Twelve Months Ended June 30, 2018 and 2017

	Three months ended June 30,		Last twelve months ended June 30,
(in thousands, except share, per share data, ratios and percentages)	2018	2017	2018	2017

Financial Performance Measures (3):
EBITDA (5)	$19,816	$14,060	$78,519	$71,726
EBITDA per Diluted Share (6)	$1.19	$0.85	$4.75	$4.39
Free Cash Flow (7)	$9,711	$(4,476)	$(21,376)	$(6,524)
Book Value per Period End Share (8)	$18.12	$16.01
Tangible Book Value (9)	$245,049	$209,157
Tangible Book Value per Period End Share (10)	$14.67	$12.54
Funded Debt to Equity Ratio (11)	0.19	0.17
Asset Turnover (12)			2.51	2.72
Return on Assets (13)			5.5%	3.5%
Return on Equity (14)			11.7%	6.7%
Return on Invested Capital (17)			11.2%	6.6%

Reconciliation of Non-GAAP Measures:
Reconciliation of Net Income to EBITDA:
Net income	$6,835	$1,230	$31,203	$16,374
Interest expense, net	783	591	2,999	1,978
Provision for income taxes	2,764	2,532	6,368	14,489
Depreciation and amortization	9,434	9,707	37,949	38,885
EBITDA (5)	$19,816	$14,060	$78,519	$71,726

Reconciliation of Net Income per Diluted Share to EBITDA per Diluted Share:
Net Income per share:	$0.41	$0.07	$1.88	$1.00
Interest expense, net, per share	0.05	0.04	0.18	0.12
Provision for income taxes per share	0.17	0.15	0.39	0.89
Depreciation and amortization per share	0.56	0.59	2.30	2.38
EBITDA per Diluted Share (6)	$1.19	$0.85	$4.75	$4.39

Calculation of Free Cash Flow:
Net cash flow from operating activities	$23,233	$6,120	$16,888	$27,208
Less: cash used in purchasing property and equipment	(13,522)	(10,596)	(38,264)	(33,732)
Free Cash Flow (7)	$9,711	$(4,476)	$(21,376)	$(6,524)

Reconciliation of Book Value to Tangible Book Value:
Book value (total stockholders’ equity)	$302,625	$267,128
Goodwill and intangible assets	(57,576)	(57,971)
Tangible Book Value (9)	$245,049	$209,157

Reconciliation of Book Value per Period End Share to Tangible Book Value per Period End Share:
Book value per period end share	$18.12	$16.01
Goodwill and intangible assets per period end share	(3.45)	(3.47)
Tangible Book Value per Period End Share (10)	$14.67	$12.54

Calculation of Period End Shares:
Shares Outstanding	16,565	16,492
Plus: Common Equivalents	137	191
Period End Shares (15)	16,702	16,683

	June 30,	June 30,	June 30,
	2018	2017	2016
Reconciliation of Invested Capital to Shareholders Equity:
Book value (total stockholders' equity)	$302,625	$267,128	$245,687
Plus: Total Funded Debt	57,804	44,878	20,000
Less: Cash and cash equivalents	(4,203)	(10,026)	(3,363)
Invested Capital (16)	$356,226	$301,980	$262,324

See notes at the end of this earnings release.

(1)	Last-twelve-months earnings per share is the sum of earnings per share reported in the last four quarters.
(2)	Last-twelve-months average basic and diluted shares were determined by adding the average shares reported for the last four quarters and dividing by four.
(3)	These financial performance measures are provided as supplemental information to the financial statements. These measures are used by management to evaluate our past performance, our prospects for future performance and our ability to comply with certain material covenants as defined within our credit agreement, and to compare our results with those of our peers. In addition, we believe that certain of the measures, such as book value, tangible book value, free cash flow, asset turnover, return on equity and debt leverage are measures that are monitored by sureties, lenders, lessors, suppliers and certain investors. Our calculation of each measure is described in the following notes; our calculation may not be the same as the calculations made by other companies.
(4)	EBIT, net of taxes is defined as net income plus net interest, less the tax impact of net interest. The tax impact of net interest is computed by multiplying net interest by the effective tax rate. Management uses EBIT, net of taxes, to measure our results exclusive of the impact of financing costs.
(5)	EBITDA is defined as earnings before interest, taxes, depreciation and amortization. EBITDA is not recognized under GAAP and does not purport to be an alternative to net income as a measure of operating performance or to net cash flows provided by operating activities as a measure of liquidity. EBITDA is a component of the debt to EBITDA covenant, as defined in our credit agreement, which we must comply with to avoid potential immediate repayment of amounts borrowed or additional fees to seek relief from our lenders. In addition, management considers EBITDA a useful measure because it eliminates differences which are caused by different capital structures as well as different tax rates and depreciation schedules when comparing our measures to our peers’ measures.
(6)	EBITDA per diluted share is calculated by dividing EBITDA by the weighted average number of diluted shares outstanding for the period. EBITDA per diluted share is not recognized under GAAP and does not purport to be an alternative to income per diluted share.
(7)	Free cash flow, which is defined as cash flow provided by operating activities minus cash flow used in purchasing property and equipment, is not recognized under GAAP and does not purport to be an alternative to net income, cash flow from operations or the change in cash on the balance sheet. Management views free cash flow as a measure of operational performance, liquidity and financial health.
(8)	Book value per period end share is calculated by dividing total stockholders’ equity at the end of the period by the period end shares outstanding.
(9)	Tangible book value is calculated by subtracting goodwill and intangible assets outstanding at the end of the period from stockholders’ equity outstanding at the end of the period. Tangible book value is not recognized under GAAP and does not purport to be an alternative to book value or stockholders’ equity.
(10)	Tangible book value per period end share is calculated by dividing tangible book value at the end of the period by the period end number of shares outstanding. Tangible book value per period end share is not recognized under GAAP and does not purport to be an alternative to income per diluted share.
(11)	The funded debt to equity ratio is calculated by dividing total funded debt at the end of the period by total stockholders’ equity at the end of the period.
(12)	Asset turnover is calculated by dividing the current period revenue by total assets at the beginning of the period.
(13)	Return on assets is calculated by dividing net income for the period by total assets at the beginning of the period.
(14)	Return on equity is calculated by dividing net income for the period by total stockholders’ equity at the beginning of the period.
(15)	Period end shares is calculated by adding average common stock equivalents for the quarter to the period end balance of common stock outstanding. Period end shares is not recognized under GAAP and does not purport to be an alternative to diluted shares. Management views period end shares as a better measure of shares outstanding as of the end of the period.
(16)	Invested capital is calculated by adding net funded debt (total funded debt less cash and marketable securities) to total stockholders’ equity.
(17)	Return on invested capital is calculated by dividing EBIT, net of taxes, less any dividends, by invested capital at the beginning of the period. Return on invested capital is not recognized under GAAP, and is a key metric used by management to determine our executive compensation.